ACE Limited	PO Box HM 1015
ACE Global Headquarters	Hamilton HM DX
17 Woodbourne Avenue	Bermuda
Hamilton HM 08
Bermuda	441 295-5200 main
441 292-8675 fax

www.acelimited.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283

Media Contact:	Lilla Zuill
(441) 278-6616

ACE LIMITED REPORTS FIRST QUARTER RESULTS

HAMILTON, Bermuda – April 29, 2003 – ACE Limited (NYSE: ACE) today reported the results of operations for the quarter ended March 31, 2003. Highlights for the quarter are as follows:

•	Net income (including realized losses) for the quarter totaled $247 million compared with net income of $198 million for the comparable period a year ago.

•	Net income per share was $0.90 for the period compared with $0.70 for the same quarter last year, a gain of 29%.

•	Net operating income was $279 million compared with $216 million for the same quarter in 2002.(1)

•	Net operating income per share was $1.02 for the current quarter compared with $0.77 for the same quarter last year, a gain of 32%.(1)

•	Net realized losses, net of tax, were $32 million, compared with net realized losses of $18 million for the same quarter in 2002. Unrealized gains totaled $79 million compared with $84 million for the same period in 2002.

•	Diluted book value per share at March 31, 2003 was $25.14 compared with $24.16 at December 31, 2002, and $23.78 at March 31, 2002.(2)

•	Net premiums written increased 48 percent over the same quarter a year ago, while net premiums earned increased 52% quarter on quarter.

•	Operating cash flow was $600 million during the quarter compared to $144 million in the comparable quarter of 2002.

•	Net investment income rose 3% to $206 million for the quarter compared with $200 million in the prior year’s quarter.

•	The combined ratio was 90.6% for the quarter compared to 93.1% for the first quarter 2002.

Brian Duperreault, Chairman and Chief Executive Officer of ACE Limited, commented: “This was a good quarter for us by any standard of measurement. We were able to demonstrate the earning power we have been building over the last three years. We benefited from growth in earned premiums, improved underwriting margins and strong positive cash flow. However, low investment yields limited our growth in investment income to 3%, which continues to lag the growth in underwriting income. Our annualized ROE from operations was 16.7%.(3) In summary, an excellent start for the current fiscal year.”

Please refer to the ACE Financial Supplement, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, financial guaranty portfolio, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_march_31_2003.xls.

ACE Limited (NYSE: ACE) will host a live webcast of its first quarter earnings conference call on Wednesday, April 30, 2003, beginning at 8:30 a.m. EST. The public may access both the webcast, available on a listen-only basis, and the financial supplement at www.acelimited.com. Please refer to our website under “Investor Information, Calendar of Events”, one half hour before, for further webcast details. Individuals who access the webcast will be asked to identify themselves and their affiliation. A replay of the webcast will be available following the live webcast on Wednesday, April 30, 2003 until Wednesday, May 14, 2003 at 5:00 p.m. EDT.

The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Net operating income (loss) is a common performance measurement and is defined as net income (loss) excluding net realized gains (losses) on investments and the tax effect of net realized gains (losses) on investments. We believe this presentation of net operating income (loss) enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments from net operating income (loss) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Net operating income (loss) should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]	Annualized operating return on equity is calculated using net operating income (loss) less mezzanine equity dividend divided by average shareholders’ equity for the period.

[3]	Diluted book value per share is shareholder’s equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, the impact of aggregate policy coverage limits, the impact of bankruptcies of various asbestos producers and related business, new theories of liability, judicial and legislative developments, litigation tactics, the amount and timing of reinsurance recoverable, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

ACE Limited Summary Consolidated Balance Sheets (in millions of U.S. dollars)
	March 31 2003	December 31 2002
	(Unaudited)
Assets
Total investments and cash	$19,218	$18,324
Reinsurance recoverable	14,132	13,991
Insurance and reinsurance balances receivable	3,228	2,654
Other assets	8,879	8,482

Total assets	$45,456	$43,451

Liabilities
Unpaid losses and loss expenses	$24,636	$24,315
Unearned premiums	6,573	5,586
Other liabilities	7,235	6,850

Total liabilities	$38,443	$36,751

Commitments and contingencies
Mezzanine equity	$311	$311

Shareholders’ equity
Total shareholders’ equity	$6,702	$6,389

Total liabilities, mezzanine equity and shareholders’ equity	$45,456	$43,451

Diluted book value per share	$25.14	$24.16

ACE Limited Summary Consolidated Financial Data (in millions of U.S. dollars, except share, per share data, and ratios) (Unaudited)
	Three Months Ended March 31
	2003	2002
Gross premiums written	$4,113	$3,118
Net premiums written	2,930	1,986
Net premiums earned	2,072	1,360
Losses and loss expenses	1,283	853
Life and annuity benefits	48	23
Policy acquisition costs	296	198
Administrative expenses	260	197

Underwriting income	185	89
Net investment income	206	200
Other income (expense)	(6)	5
Interest expense	45	46
Income tax expense	61	32

Net operating income*	$279	$216
Net realized losses	(40)	(26)
Tax effect of net realized losses	8	8

Net income	$247	$198

Diluted earnings per share:
Net operating income	$1.02	$0.77
Net income	$0.90	$0.70
Weighted average diluted shares outstanding	268,040,665	271,527,253
Loss and loss expense ratio	63.4%	64.1%
Policy acquisition cost ratio	14.4%	14.3%
Administrative expense ratio	12.8%	14.7%
Combined ratio	90.6%	93.1%

*	Net operating income comprises income excluding net realized gains (losses) net of tax.

Ratios exclude life reinsurance business

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2003	2002
Gross Premiums Written
Insurance—North American	$1,664	$1,265
Insurance—Overseas General	1,406	962
Global Reinsurance*	511	403
Financial Services	532	488

Total	$4,113	$3,118

Net Premiums Written
Insurance—North American	$933	$513
Insurance—Overseas General	981	614
Global Reinsurance*	490	383
Financial Services	526	476

Total	$2,930	$1,986

Net Premiums Earned
Insurance—North American	$753	$473
Insurance—Overseas General	814	509
Global Reinsurance*	296	144
Financial Services	209	234

Total	$2,072	$1,360

Net Operating Income (Loss)
Insurance—North American	$120	$94
Insurance—Overseas General	65	34
Global Reinsurance*	89	80
Financial Services	59	47
Corporate & Other	(54)	(39)

Total	$279	$216

*	Includes both property and casualty reinsurance and life reinsurance business

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